Exhibit 3.5

CO - 431877 Certificate of Incorporation on Change of Name I DO HEREBY CERTIFY that Z2 Acquisition Corp. I having by Special resolution dated 8th day of October Two Thousand Twenty - Six changed its name, is now incorporated under name of ZA Acquisition Corp. I Given under my hand and Seal at George Town in the Island of Grand Cayman this 9th day of October Two Thousand Twenty - Six An Authorised Officer, Registry of Companies, Cayman Islands . Authorisation Code : 764046329364 www.verify.gov.ky 09 October 2026